EXHIBIT 10.18

Exchange of Debt for Equity Agreement

H.E.B. LLC, in exchange for certain debts owed to it by Secured Financial Network, Inc. (SFNL), agrees to accept restricted Secured Financial Network, Inc. company stock in exchange for said debt.

The total amount of debt being exchanged for stock is $108,000.00 and is broken down as follows:

$ 8,000.00	owed by SFNL on three notes to H.E.B. LLC as of June 30, 2010.
$100,000.00	owed by SFNL on the T Squared Note assumed by H.E.B. LLC as of June 30, 2010.
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$108,000.00 Total

In full and total satisfaction of the aforementioned debt, H.E.B. LLC agrees to accept restricted SFNL company stock at the rate of nine and one half cents ($.095) per share.

SFNL shall immediately issue to H.E.B. LLC the following number of shares:

1,136,842

Agreed to this 30th day of June 2010 by and between:

Scott A. Haire

H.E.B. LLC	By: Printed Name

Jeffrey L. Schultz, CEO

Secured Financial Network, Inc.	By: Printed Name